Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

QDM International Inc.

We consent to the inclusion in the foregoing Registration Statement of QDM International Inc. on the Amendment No.1 to Form S-1 of our report for QDM Holdings Limited dated on October 26, 2020, relating to our audits of the accompanying consolidated balance sheets of QDM Holdings Limited as of March 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for the two years in the period ended March 31, 2020.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

April 2, 2021

1600 Broadway, Suite 1600, Denver, CO, 80202, USA. Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us